EXHIBIT 21

ANDREW CORPORATION AND SUBSIDIARIES

List of Significant Subsidiaries

Significant subsidiaries of the registrant, all of which are wholly-owned, are as follows:

Name of Subsidiary	Jurisdiction of Incorporation
Andrew Australia Pty Ltd	Australia
Andrew do Brazil, Ltda.	Brazil
Andrew Canada Inc.	Canada
Andrew Broadband Telecommunications (Yantai) Co. Ltd.	China
Andrew Telecommunications (China) Co. Ltd.	China
Forem China (Shenzhen) Co. Ltd.	China
Andrew Telecommunications s.r.o.	Czech Republic
Andrew S.A.R.L.	France
Andrew GmbH	Germany
Mikom GmbH	Germany
Andrew Hong Kong Ltd.	Hong Kong
Andrew Telecommunications India Pvt. Ltd.	India
Andrew Telecommunication Products Srl	Italy
Andrew Japan KK	Japan
Andrew Corporation S.A. de C.V.	Mexico
Andrew Limited	United Kingdom
Andrew Satcom Africa (Pty.) Ltd.	South Africa
Andrew Amplifiers Inc.	State of Delaware
Andrew International Holding Corporation	State of Delaware
Andrew Systems Inc.	State of Delaware
Allen Telecom LLC	State of Delaware
Andrew International Corporation	State of Illinois
Allen Telecom Sweden, AB	Sweden
Andrew AG	Switzerland
Andrew Corporation Taiwan	Taiwan